EXHIBIT 15

May 28, 2024

The Board of Directors and Shareholders of Morgan Stanley
1585 Broadway
New York, New York, 10036

We are aware that our report dated May 3, 2024, on our review of interim financial information of Morgan Stanley and subsidiaries (the “Firm”) appearing in the Firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 is incorporated by reference in Registration Statement No. 333-78081.

/s/ DELOITTE & TOUCHE LLP

New York, New York